As filed with the Securities and Exchange Commission on October 1, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERNAP CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	91-2145721
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

12120 Sunset Hills Road, Suite 330, Reston, Virginia 20190
(Address of Principal Executive Offices, including Zip Code)

Restricted Stock Inducement Award consisting of Restricted Stock Awards to Michael T. Sicoli
(Full title of the plan)

Peter D. Aquino
Chief Executive Officer
Internap Corporation
12120 Sunset Hills Road, Suite 330
Reston, Virginia 20190
(404) 302-9700
(Name, address and telephone number, including area code, of agent for service)

Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

Thomas A. Monson
Jenner & Block LLP
353 N. Clark Street
Chicago, Illinois 60654-3456
(312) 222-9350

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.001 per share	150,000	$2.355	$353,250	$45.85

1.
Represents the number of shares of common stock, par value $0.001 per share (“Common Stock”), of Internap Corporation (the “Company”) to be awarded pursuant to the Restricted Stock Inducement Award Agreement, dated as of August 26, 2019, effective October 1, 2019, by and between the Company and Michael T. Sicoli (the “Plan”), as a material inducement to his acceptance of employment with the Company, in accordance with NASDAQ Listing Rule 5635(c)(4).

2.
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers such additional shares of Common Stock that become available under the Plan in connection with changes in the number of outstanding shares of Common Stock because of events such as reorganizations, recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding shares of Common Stock are converted or exchanged.

3.
Computed pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of determining the registration fee, based upon an assumed price of $2.355 per share, which is the average of the high and low prices of Common Stock of the Company as quoted on the Nasdaq Global Market on September 26, 2019.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Internap Corporation, a Delaware corporation (the “Company”), to register the 150,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), to be issued pursuant to an award of restricted stock under the Restricted Stock Inducement Award Agreement, dated as of August 26, 2019, effective October 1, 2019, by and between the Company and Michael T. Sicoli (the “Plan”) as a material inducement for Mr. Sicoli to enter into employment with the Company.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing information required in Part I of this registration statement will be provided to Mr. Sicoli as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission” or “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Such document(s) are not being filed with the Commission but constitute (together with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are incorporated herein by reference:

•	Annual Report on Form 10-K filed on March 18, 2019;

•	Quarterly Reports on Form 10-Q filed on May 9, 2019 and August 8, 2019;

•
Current Reports on Form 8-K filed on January 7, 2019, April 9, 2019, May 9, 2019 (with respect to the report filed pursuant to Items 1.01, 2.03 and 9.01), May 16, 2019, June 6, 2019, June 18, 2019, July 16, 2019, and August 27, 2019 (with respect to Items 5.02 and 9.01); and

•
The description of the Company’s Common Stock set forth in the Company’s Registration Statement on Form 8-A/A, filed on July 29, 2011, together with any amendment or report filed with the SEC for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregister all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Nothing in this Registration Statement shall be deemed to incorporate any information provided in these documents that is furnished under Item 2.02 or Item 7.01 of Form 8-K unless otherwise indicated therein, including any exhibits included with such Items.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed amendment hereto or document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a former or current director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article IX of the Company’s Amended and Restated Bylaws ( “Bylaws”) provides for indemnification of the Company’s directors and officers and advancement of expenses to the extent permitted under the DGCL.

Article Fifth, Section (f) of the Company’s Amended and Restated Certificate of Incorporation (“Certificate”)  provides that the liability of directors of the Company for monetary damages will be eliminated to the fullest extent under applicable law. Article Fifth does not affect the liability of a director for any breach of his or her duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct, for any conduct proscribed under Section 174 of the DGCL or for any transaction from which the director derived an improper personal benefit.

In addition, the Company has entered into indemnification agreements with each director and certain officers of the Company. The indemnification agreements indemnify these individuals against all expenses incurred in connection with any action or investigation involving the director or officer by reason of his or her position with the Company (or with another entity at the Company’s request). The directors and officers who have entered into indemnification agreements will also be indemnified for costs, including judgments, fines and penalties, indemnifiable under Delaware law or under the terms of any current or future liability insurance policy maintained by the Company that covers the directors and officers. Pursuant to the indemnification agreements, a director or officer involved in a derivative suit will be indemnified for expenses and amounts paid in settlement. Indemnification is dependent in every instance on the director or officer meeting the standards of conduct set forth in the indemnification agreements.

The Company also maintains in force a policy of liability insurance for its directors and officers.

The above discussion of the DGCL and of the Company’s Certificate, Bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statute, Certificate, Bylaws and indemnification agreements.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:

Exhibit No.	Document

4.1
Copy of Specimen Certificate for shares of common stock of the Company (incorporated herein by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 (File No. 333-153766) filed October 1, 2008).

4.2	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed June 6, 2019).
4.3	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed June 6, 2019).
10.1
Restricted Stock Inducement Award Agreement, dated as of August 26, 2019, by and between the Company and Michael T. Sicoli (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed August 27, 2019).

10.2	Notice of Award pursuant (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed August 27, 2019).
5.1	Opinion of Jenner & Block LLP*
23.1	Consent of Jenner & Block LLP (included in Exhibit 5)*
23.2	Consent of BDO USA, LLP*
23.3	Consent of PricewaterhouseCoopers LLP*
24.1	Power of Attorney (incorporated by reference to the signature page hereto).*

* Filed herewith.

Item 9.	Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)        to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

 (c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia on this 1st day of October, 2019.

INTERNAP CORPORATION

By:	/s/ Peter D. Aquino
Peter D. Aquino
Chief Executive Officer

SIGNATURES

Each of undersigned does hereby make, constitute and appoint each of Peter D. Aquino and Richard P. Diegnan, jointly and severally, as his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done, as he or she might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter D. Aquino	Chief Executive Officer and Director	October 1, 2019
Peter D. Aquino	(Principal Executive Officer)

/s/ Michael T. Sicoli	President and Chief Financial Officer	October 1, 2019
Michael T. Sicoli	(Principal Financial Officer)

/s/ Christine A. Herren	VP, Accounting & Controller	October 1, 2019
Christine A. Herren	(Principal Accounting Officer)

/s/ Gary M. Pfeiffer	Chairman and Director	October 1, 2019
Gary M. Pfeiffer

/s/ David B. Potts	Director	October 1, 2019
David B. Potts

/s/ Peter J. Rogers, Jr.	Director	October 1, 2019
Peter J. Rogers, Jr.

/s/ Lance L. Weaver	Director	October 1, 2019
Lance L. Weaver

/s/ Debora J. Wilson	Director	October 1, 2019
Debora J. Wilson